UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2016

AMERICAN INTERNATIONAL VENTURES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30368	22-3489463
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

15122 Tealrise Way, Lithia, Florida	33547
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (813) 260-2866

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3.02 Unregistered Sale of Equity Securities

On January 12, 2016, the Board of Directors awarded 2,000,000 shares of its common stock to Jose Granados Garcia, its new CEO, in connection with his appointment.  The shares were issued in respect of his past services to AIVN de Mexico, an indirect subsidiary of the Company.  The issuance of the shares was not registered under the 1933 Act in reliance on the exemption provided by Section 4(2).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2016, the Board of Directors appointed Mr. Jose Granados Garcia its Chief Executive Officer.  Mr. Garcia will retain his position as President of the Company’s indirect subsidiary, AIVN de Mexico.  Mr. Garcia has more than 12 years of mining experience with a background in consulting, identification of viable properties, production projections and advisor in operations.  Mr. Garcia formerly served as vice president of U.S. Precious Metals (ticker: USPR), a publicly traded company.

There are no understandings between the Company and Mr. Garcia concerning his appointment as CEO except that he was awarded 2,000,000 shares of the Company’s common stock upon his appointment, which shares are immediately vested.  Mr. Garcia has not been involved in any proceedings or judgments which would affect his eligibility for this position in the past ten years.

On January 12, 2016, the Company removed Jerry D. Scott, its Chief Operating Officer (COO).  The other members of the Company’s management have been unsuccessful in contacting Mr.Scott, and the Company will seek a replacement who will actively carry out the responsibilities of COO.  There were no disagreements with Mr. Scott in connection with his removal; just an inability to communicate with him.  We have been unable to provide a draft 8-K for him to review because of his apparent unavailability.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL VENTURES, INC.

By:	/s/ Jack Wagenti
Name: Jack Wagenti
Title: Chairman
Date: January 15, 2016